Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar Names Kunal Kapoor Head of Information Products and Client Solutions, Chris Boruff as Managing Director, Business Operations

CHICAGO, Jan. 23, 2014—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Kunal Kapoor, CFA, 38, currently head of Client Solutions, has been named head of Information Products and Client Solutions. Chris Boruff, 48, previously head of Information Products, is taking on a part-time role as managing director, business operations. Kapoor and Boruff will continue to report to Joe Mansueto, chairman and chief executive officer.

The Information Products group is responsible for product development, manufacturing, and innovation at Morningstar. Client Solutions is responsible for building deep client segment expertise and leading Morningstar’s efforts to bundle its products and capabilities into solutions for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors.

“Chris has decided to take on a part-time work schedule so he can pursue some outside personal interests. He’ll continue to play an important role at Morningstar, but with more of a focus on business operations and special projects. Kunal, who has led our Client Solutions group for the past year, will now lead both the Information Products and Client Solutions groups,” Mansueto said.

He added, “Chris and Kunal have been members of our leadership team for many years and are great examples of Morningstar’s philosophy of moving employees around to give them exposure to other parts of the business. Kunal is an outstanding leader who has held many key roles at Morningstar over the past 17 years. He brings a wealth of experience in investment research, software, and business development to his new role.

“Chris has been with Morningstar for 18 years. He was the first product manager for Principia, one of our most successful advisor products for many years. He has been instrumental in the significant growth of our software businesses over the past 15 years, providing leadership to Morningstar Direct and Morningstar.com and helping to launch products such as Morningstar Advisor Workstation, Morningstar Office, and Integrated Web Tools. He also helped advance our mobile efforts and next-generation software platforms.”

Kapoor joined the firm as a data analyst in 1997. Since that time he has served as a mutual fund analyst, editor of Morningstar® Mutual Funds™, director of mutual fund analysis, director of international business strategy, president of Morningstar Investment Services, president of Individual Investor Software, and president of the firm’s Data division. He was named head of Client Solutions in early 2013.

Kapoor holds a bachelor’s degree in economics and environmental policy from Monmouth College and a master’s degree in business administration from the University of Chicago Booth School of Business. He also holds the Chartered Financial Analyst® (CFA) designation and is a member of the CFA Society of Chicago.

Boruff joined Morningstar in 1996 as a product manager. In 2000 he was named head of the advisor business. In 2009, he was named president of Morningstar’s Software division, taking on responsibility for the firm’s retail and institutional software products in addition to its advisor-focused offerings. He became head of Information Products in early 2013. Boruff holds a bachelor’s degree in economics and psychology from Northwestern University.

About Morningstar, Inc.
Morningstar, Inc. offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 437,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 10 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $176 billion in assets under advisement and management as of Sept. 30, 2013. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; the availability of free or low-cost investment information; and liability and/or damage to our reputation as a result of some of our currently pending litigation. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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